SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 8, 2017

NANOVIRICIDES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-36081	76-0674577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Controls Drive, Shelton, Connecticut		06484
(Address of Principal Executive Offices)		(Zip Code)

(203) 937-6137
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Agreement.

On February 8, 2017, NanoViricides, Inc. (the “Company”) entered into agreements with certain holders (the “Holders”) of the Company’s Series B Convertible Debentures (the “Debentures”), namely, an entity controlled by Board member Dr. Milton Boniuk and the Boniuk Charitable Foundation. The Company and the Holders agreed to convert an aggregate of $5,000,000 of principal and accrued interest of $27,178 of the Debentures, which was payable on January 31, 2017 (the “Maturity Date”) into 4,359,656 newly-issued, restricted shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The conversion price of the Conversion Shares for the principal amount was $1.1533 representing the volume weighted average price of the Common Stock on the NYSE MKT from December 15, 2016 to January 30, 2017, as recommended by the Company’s Board of Directors on December 11, 2016 at a meeting of the Board in which Dr. Boniuk abstained from voting. This conversion price was a premium of the closing bid price of the Common Stock on the Maturity Date of $1.1500. The conversion price for the interest amount, pursuant to the terms of the Debentures, was the closing price of the Common Stock on the Maturity Date. In connection with the conversion, the Holders agreed to waive any and all prepayment, redemption and conversion rights under the original Debentures in full and final satisfaction for the acceptance of the Conversion Shares.

The Company offered this conversion proposal to all holders of the Series B Convertible Debentures, on or after January 25, 2017, with a total principal value of $6,000,000. Holders of Debentures in the aggregate principal amount of $5,000,000 accepted the Company’s offer. The remaining Debentures in the amount of $1,000,000 principal, with accrued interest as of the Maturity Date, will be repaid to the holders thereof in cash. The Holders had the right to demand repayment of the principal balance and interest in cash or shares of Common Stock at the conversion rate of $3.50 per share, as per the original debenture agreement.

The Company believes that its offer to the Holders to convert at a rate based on its recent stock price performance is in the best interests of its shareholders, as it bolsters the Company’s available capital for executing on its current business plan.

This conversion, when consummated, will permit the Company to retain $5,000,000 of cash and, with the repayment to the other holders, decrease current liabilities by approximately $6,000,000. No agents were retained and no commissions or fees were paid for this conversion, other than usual attorneys’ fees.

Item 3.02.	Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. The agreements executed in connection with this sale contain representations to support the Registrant’s reasonable belief that the Holder had access to information concerning the Registrant’s operations and financial condition, the Investor acquired the securities for their own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the Holder is sophisticated within the meaning of Section 4(2) of the Securities Act and are “accredited investors” (as defined by Rule 501 under the Securities Act). In addition, the issuances did not involve any public offering; the Registrant’s made no solicitation in connection with the sale other than communications with the Investor; the Registrant obtained representations from the Holder regarding their investment intent, experience and sophistication; and the Investor either received or had access to adequate information about the Registrant in order to make an informed investment decision.

Item 9.01	Financial Statements And Exhibits

Number	Description

10.1	Conversion and Settlement Agreement
99.1	Press Release dated February 13, 2017

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NANOVIRICIDES, INC.

Date: February 13, 2017	By:	/s/ Eugene Seymour, MD
Name: Eugene Seymour Title: Chief Executive Officer